UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ___)*

The RealReal, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

88339P101
(CUSIP Number)

December 31, 2019
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 88339P101	13G	Page 1 of 13 pages

1	NAMES OF REPORTING PERSONS

Great Hill Investors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Massachusetts

NUMBER OF	5	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	6	SHARED VOTING POWER

		38,469
OWNED BY

EACH	7	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON	8	SHARED DISPOSITIVE POWER

WITH		38,469

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

38,469

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.05%*

12	TYPE OF REPORTING PERSON

OO (Limited liability company)

* Based on 85,791,236 outstanding shares of Common Stock as of October 31, 2019, as noted in the Form 10-Q filed November 5, 2019.

1

CUSIP No. 88339P101	13G	Page 2 of 13 pages

1	NAMES OF REPORTING PERSONS

Great Hill Equity Partners V, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF	5	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	6	SHARED VOTING POWER

		9,928,262
OWNED BY

EACH	7	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON	8	SHARED DISPOSITIVE POWER

WITH		9,928,262

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,928,262

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

11.57%*

12	TYPE OF REPORTING PERSON

PN

* Based on 85,791,236 outstanding shares of Common Stock as of October 31, 2019, as noted in the Form 10-Q filed November 5, 2019.

2

CUSIP No. 88339P101	13G	Page 3 of 13 pages

1	NAMES OF REPORTING PERSONS

GHP V, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF	5	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	6	SHARED VOTING POWER

		9,928,262
OWNED BY

EACH	7	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON	8	SHARED DISPOSITIVE POWER

WITH		9,928,262

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,928,262

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

11.57%*

12	TYPE OF REPORTING PERSON

OO (Limited liability company)

* Based on 85,791,236 outstanding shares of Common Stock as of October 31, 2019, as noted in the Form 10-Q filed November 5, 2019.

3

CUSIP No. 88339P101	13G	Page 4 of 13 pages

1	NAMES OF REPORTING PERSONS

Great Hill Partners GP V, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF	5	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	6	SHARED VOTING POWER

		9,928,262
OWNED BY

EACH	7	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON	8	SHARED DISPOSITIVE POWER

WITH		9,928,262

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,928,262

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

11.57%*

12	TYPE OF REPORTING PERSON

PN

* Based on 85,791,236 outstanding shares of Common Stock as of October 31, 2019, as noted in the Form 10-Q filed November 5, 2019.

4

CUSIP No. 88339P101	13G	Page 5 of 13 pages

1	NAMES OF REPORTING PERSONS

Christopher S. Gaffney

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF	5	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	6	SHARED VOTING POWER

		9,966,731
OWNED BY

EACH	7	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON	8	SHARED DISPOSITIVE POWER

WITH		9,966,731

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,966,731

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

11.62%*

12	TYPE OF REPORTING PERSON

IN

* Based on 85,791,236 outstanding shares of Common Stock as of October 31, 2019, as noted in the Form 10-Q filed November 5, 2019.

5

CUSIP No. 88339P101	13G	Page 6 of 13 pages

1	NAMES OF REPORTING PERSONS

John G. Hayes

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF	5	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	6	SHARED VOTING POWER

		9,966,731
OWNED BY

EACH	7	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON	8	SHARED DISPOSITIVE POWER

WITH		9,966,731

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,966,731

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

11.62%*

12	TYPE OF REPORTING PERSON

IN

* Based on 85,791,236 outstanding shares of Common Stock as of October 31, 2019, as noted in the Form 10-Q filed November 5, 2019.

6

CUSIP No. 88339P101	13G	Page 7 of 13 pages

1	NAMES OF REPORTING PERSONS

Michael Andrew Kumin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF	5	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	6	SHARED VOTING POWER

		9,966,731
OWNED BY

EACH	7	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON	8	SHARED DISPOSITIVE POWER

WITH		9,966,731

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,966,731

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

11.62%*

12	TYPE OF REPORTING PERSON

IN

* Based on 85,791,236 outstanding shares of Common Stock as of October 31, 2019, as noted in the Form 10-Q filed November 5, 2019.

7

CUSIP No. 88339P101	13G	Page 8 of 13 pages

1	NAMES OF REPORTING PERSONS

Mark D. Taber

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF	5	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	6	SHARED VOTING POWER

		9,966,731
OWNED BY

EACH	7	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON	8	SHARED DISPOSITIVE POWER

WITH		9,966,731

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,966,731

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

11.62%*

12	TYPE OF REPORTING PERSON

IN

* Based on 85,791,236 outstanding shares of Common Stock as of October 31, 2019, as noted in the Form 10-Q filed November 5, 2019.

8

CUSIP No. 88339P101	13G	Page 9 of 13 pages

1	NAMES OF REPORTING PERSONS

Matthew T. Vettel

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF	5	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	6	SHARED VOTING POWER

		9,966,731
OWNED BY

EACH	7	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON	8	SHARED DISPOSITIVE POWER

WITH		9,966,731

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,966,731

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

11.62%*

12	TYPE OF REPORTING PERSON

IN

* Based on 85,791,236 outstanding shares of Common Stock as of October 31, 2019, as noted in the Form 10-Q filed November 5, 2019.

9

CUSIP No. 88339P101	13G	Page 10 of 13 pages

Item 1.

(a)	Name of Issuer: The RealReal, Inc. (the “Issuer”).

(b)	Address of the Issuer’s Principal Executive Offices: 55 Francisco Street, Suite 600, San Francisco, CA.

Item 2.

(a)	Name of Person Filing: This statement is filed on behalf of:

Great Hill Equity Partners V, L.P.
Great Hill Investors LLC
GHP V, LLC
Great Hill Partners GP V, L.P.
Christopher S. Gaffney
John G. Hayes
Mark D. Taber
Matthew T. Vettel
Michael Andrew Kumin

(b)   Address of Principal Business Office: The principal business address of each of the reporting persons is c/o Great Hill Partners, L.P., 200 Clarendon Street, 29th floor, Boston, MA 02116.

(c)	Citizenship:

Great Hill Equity Partners V, L.P.	Delaware limited partnership
Great Hill Investors LLC	Massachusetts limited liability company
GHP V, LLC	Delaware limited liability company
Great Hill Partners GP V, L.P.	Delaware limited partnership
Christopher S. Gaffney	U.S. citizen
John G. Hayes	U.S. citizen
Mark D. Taber	U.S. citizen
Matthew T. Vettel	U.S. citizen
Michael Andrew Kumin	U.S. citizen

(d)	Title and Class of Securities: Common stock, $0.00001 par value (“Common Stock”).

(e)	CUSIP Number: 88339P101

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

10

CUSIP No. 88339P101	13G	Page 11 of 13 pages

Item 4.	Ownership:

(a)

Amount Beneficially Owned:

As of December 31, 2019, Great Hill Equity Partners V, L.P. (“GHEP V”) owned 9,928,262 shares of Common Stock. Great Hill Partners GP V, L.P. (“GHP V GP”), is the sole general partner of GHEP V. GHP V, LLC is the sole general partner of GHP V GP. Christopher Gaffney, John G. Hayes, Michael Andrew Kumin, Mark D. Taber and Matthew T. Vettel (collectively, the “GH Control Persons”) are the managers of GHP V, LLC.

As of December 31, 2019, Great Hill Investors, LLC (“GHI”) owned 38,469 shares of Common Stock. The GH Control Persons are the managers of GHI.

(b)	Percent of Class: See the response(s) to Item 11 on the attached cover page(s).
(c)	Number of shares as to which such person has:
	(i)	sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).
	(ii)	shared power to vote or to direct the vote See the response(s) to Item 6 on the attached cover page(s).
	(iii)	sole power to dispose or to direct the disposition of See the response(s) to Item 7 on the attached cover page(s).
	(iv)	shared power to dispose or to direct the disposition of See the response(s) to Item 8 on the attached cover page(s).

Item 5.	Ownership of Five Percent or Less of a Class:

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

Not applicable.

11

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020

Great Hill Investors, LLC

By:	/s/ John S. Dwyer
Name:	John S. Dwyer
Title:	Attorney-in-fact

Great Hill Equity Partners V, L.P.

By:	/s/ John S. Dwyer
Name:	John S. Dwyer
Title:	Attorney-in-fact

Great Hill Partners GP V, L.P.

By:	/s/ John S. Dwyer
Name:	John S. Dwyer
Title:	Attorney-in-fact

GHP V, LLC

By:	/s/ John S. Dwyer
Name:	John S. Dwyer
Title:	Attorney-in-fact

Christopher S. Gaffney

By:	/s/ John S. Dwyer
Name:	John S. Dwyer
Title:	Attorney-in-fact

John G. Hayes

By:	/s/ John S. Dwyer
Name:	John S. Dwyer
Title:	Attorney-in-fact

Michael ANDREW Kumin

By:	/s/ John S. Dwyer
Name:	John S. Dwyer
Title:	Attorney-in-fact

Mark D. Taber

By:	/s/ John S. Dwyer
Name:	John S. Dwyer
Title:	Attorney-in-fact

Matthew T. Vettel

By:	/s/ John S. Dwyer
Name:	John S. Dwyer
Title:	Attorney-in-fact

LIST OF EXHIBITS

Exhibit No.	Description

99	Joint Filing Agreement